Exhibit 99.1

SLR Investment Corp. Issues $135 Million of Five-Year 3.33% Senior Unsecured Notes; Reduces Long-Term Average Borrowing Rate

NEW YORK – January 12, 2022—SLR Investment Corp. (NASDAQ: SLRC) (the “Company” or “SLRC”), today reported it has issued $135 million of 3.3% senior unsecured notes due January 2027 (the “Notes”) in a private placement. Interest on the Notes will be payable semi-annually. The proceeds will initially be used to reduce outstanding borrowings under the Company’s revolving credit facility before funding investments and general corporate purposes.

“Through this $135 million issuance, together with the $50 million of senior unsecured notes issued in Q3 2021, we have lowered the Company’s long-term average unsecured financing rate. The $185 million of senior unsecured notes, due 2027, have a weighted average annual interest rate of 3.2%, a significant reduction from the 4.5% weighted average annual interest rate on the $150 million of senior unsecured notes maturing in Q2 2022,” said Michael Gross, Co-CEO of SLR Investment Corp.

“We appreciate the support and confidence of our Notes investors,” said Bruce Spohler, Co-CEO of SLR Investment Corp. “The Notes enhance our funding profile and increase our flexibility to fund our robust investment pipeline.”

SLR Investment Corp. is investment grade rated by Fitch and Moody’s.

About SLR Investment Corp.

SLR Investment Corp. is a closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. A specialty finance company with expertise in several niche markets, SLRC primarily invests directly and indirectly in leveraged, U. S. middle market companies in the form of cash flow senior secured loans including first lien and second lien debt instruments and asset-based loans including senior secured loans collateralized on a first lien basis primarily by current assets. For more information, please visit: www.slrinvestmentcorp.com

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or SLRC’s future performance or financial condition. These statements are not guarantees of SLRC’s future performance, financial condition or results and involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic, changes in base interest rates and significant market volatility on SLRC’s business, SLRC’s portfolio companies and the global economy. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in SLRC’s filings with the Securities and Exchange Commission. SLR Investment Corp. undertakes no duty to update any forward-looking statements made herein, unless required to do so by applicable law.

Contact

SLR Investment Corp.

Investor Relations

(646) 308-8770